SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: May 3, 2006
Gateway Financial Holdings, Inc.

North Carolina	000-33223	56-2264354
(State of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)
1145 North Road Street, Elizabeth City, North Carolina 27909
(Address of principal executive offices)                     (Zip Code)
Issuer’s telephone number: (252) 334-1511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
This document contains 2 pages, excluding exhibits.

Item 1.01 — Entry into a Material Definitive Agreement.
     On May 3, 2006, Gateway Bank & Trust Co. (the “Bank”), the principal subsidiary of Gateway Financial Holdings, Inc. (“Gateway Financial” or the “Corporation”), entered into an employment agreement (“Agreement”) with Theodore L. Salter, a Senior Executive Vice President and the Chief Financial Officer of Gateway Financial for a term of three years. On each anniversary of the effective date of the Agreement, the term of the Agreement is automatically extended for an additional one year period beyond the then effective expiration date unless written notice from the Bank or the officer is received 90 days prior to the anniversary date advising the other that the Agreement shall not be further extended. Mr. Salter has the option to terminate the Agreement upon sixty days’ written notice to the Bank. While Mr. Salter is employed by the Bank and for one year following termination of employment, the Agreement prohibits him from competing with the Bank. Under the Agreement, Mr. Salter is provided with the use of an automobile pursuant to the policies of the Bank and to payment of his country club expenses at up to two country clubs. He is also is entitled to an annual cash salary, with annual adjustments and discretionary bonuses, as determined by the Compensation Committee of the Board of Directors, and to all fringe benefits that are generally provided by the Bank to its employees. Mr. Salter’s base compensation pursuant to the agreement is $200,000.
     The Agreement also provides for certain payments to the officer upon any “change of control” (as defined by the Agreement) of the Bank. Upon any such change in control, the officer has the right to terminate his employment if he determines he has not been assigned duties, responsibilities and status commensurate with his duties prior to such change of control and certain other conditions. Upon his termination of employment upon a change in control, whether voluntary or involuntary, the Bank has agreed to pay Mr. Salter an amount equal to 2.99 times his “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). This compensation is payable, at the officer’s option, either by lump sum or in 36 equal monthly installments. The Bank has the right under the Agreement to reduce any such payments as necessary under the Code to avoid the imposition of excise taxes on the officer or the disallowance of a deduction to the Bank.
     The Bank is a full-service community bank with a total of twenty-one financial centers — eleven in Virginia: Virginia Beach (6), Chesapeake (2), Suffolk, Norfolk and Emporia; and ten in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk, Moyock, Nags Head, Plymouth, Roper and Raleigh, in addition to a private banking center in Raleigh. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. Visit the Corporation’s web site at www.gatewaybankandtrust.com.
     The Common Stock of the Corporation is traded on the Nasdaq National Market under the symbol GBTS.
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Gateway Financial Holdings, Inc.

By:	/s/ D. Ben Berry
D. Ben Berry President, Chairman and Chief Executive Officer

Date:	May 5, 2006